PROSPECTUS SUPPLEMENT NO. ONE (TO PROSPECTUS DATED September 25, 2006)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-136617

Common Stock

This Prospectus Supplement No. One supplements and amends the prospectus dated September 25, 2006 relating to the resale by certain stockholders of up to 7,164,868 shares of our common stock.

This prospectus supplement should be read in conjunction with the prospectus dated September 25, 2006 which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended.)”

We are filing this prospectus to reflect a draw down by us pursuant to the common stock purchase agreement by and between us and Kingsbridge Capital Limited, dated July 19, 2006.

The table appearing under the caption “Selling Stockholder” on page 19 of the prospectus is hereby supplemented by adding the following to the end of footnote 2 to that table:

“On September 25, 2006, the date this prospectus became effective, no draw downs had been made, and no shares of our common stock had been issued, pursuant to the common stock purchase agreement we entered into with Kingsbridge on July 19, 2006. Since September 25, 2006, we have made the following draw downs pursuant to the common stock purchase agreement:

On October 5, 2006, we delivered notice to Kingsbridge to effect a draw down of up to $3,000,000. The first trading day of the eight-day pricing period for this draw down was October 6, 2006, and, in connection with this draw down, on October 18, 2006, we issued an aggregate of 770,351 shares of our common stock to Kingsbridge at an aggregate purchase price of $3,000,000.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 18, 2006.